Exhibit 99.6

Somatic activating mutations in CXCR4 are common in patients with Waldenstrom’s Macrogloblinemia, and their expression in WM cells promotes resistance to ibrutinib.

Yang Cao, Zachary R. Hunter, Xia Liu, Lian Xu, Guang Yang, Christina Tripsas, Robert J. Manning, Christopher J. Patterson, Steven P. Treon. Bing Center for Waldenstrom’s Macroglobulinemia, Dana Farber Cancer Institute, Boston MA, USA.

Background

Waldenstrom’s macroglobulinemia (WM) is an indolent non-Hodgkin’s lymphoma characterized by the accumulation of IgM secreting lymphoplasmacytic cells in the bone marrow. CXCR4 is a chemokine receptor that promotes the survival, migration, and adhesion to the bone marrow stroma of WM lymphoplasmacytic cells (LPC) through interactions with its ligand CXCL12. Through whole genome sequencing, we identified somatic mutations in CXCR4 that affected 1/3 of WM patients. These mutations were identical or functionally similar to those associated with Warts, Hypogammaglobulinemia, Infection, and Myelokathexis (WHIM) syndrome (Hunter et al, ASCO 2012), a rare autosomal dominant genetic disorder that is caused by frame shift or nonsense mutations in the carboxyl-terminal cytoplasmic tail of CXCR4. In WHIM syndrome, loss of the c-terminal tail of CXCR4 impairs receptor internalization, thereby prolonging G-protein and β-arrestin signaling (Lugane et al, Blood 2008). Ibrutinib induces WM cell death, and is highly active in WM (Treon et al, ICML-12, 2013). Since the target of ibrutinib (BTK) is a known downstream target of CXCR4, we sought to clarify if ibrutinib activity in WM LPCs was modulated by WHIM-like mutations in CXCR4.

Methods

We first sought to confirm the frequency of WHIM-like mutations in 87 untreated WM patients by Sanger sequencing. The most common CXCR4 somatic mutation identified (S338X) in these studies was then cloned by PCR from CD19+ LPCs from a WM patient with this somatic mutation. Wild type (WT) and S338X CXCR4 cDNAs were subcloned into plenti-IRES-GFP vector, and transduced using an optimized lentiviral based strategy into BCWM.1 WM cells. Five days after transduction, GFP positive cells were sorted and used for functional studies. Surface expression of CXCR4 was determined by flow cytometeric analysis using a PE-conjugated anti-CXCR4 monoclonal antibody. The expression of phosphorylated BTK, AKT, and ERK1/2 was determined by western blot analysis. Cell proliferation was measured with alamar blue.

Results

Sanger sequencing identified nonsense or frame shift mutations (WHIM-like) in the c-terminal tail of CXCR4 in 28 of 87 (32%) patients, the most common of which was a non-sense mutation (S338X) that was present in 12 patients. BCWM.1 cells were then transduced with control vector, CXCR4 wild type or CXCR4 S338X mutant expressing vectors. Expression was confirmed by cDNA Sanger sequencing. Stably transduced cells exposed to ibrutinib (0.5uM or 1uM) showed significantly reduced cell proliferation (p<0.005). Ibrutinib treated control vector and CXCR4 wild-type transduced cells showed suppressed tumor cell growth even in the presence of the CXCR4 ligand CXCL12 (20 nM), whereas cells transduced with CXCR4 S338X WHIM-like mutation demonstrated resistance to ibrutinib growth effect (p<0.005). In turn, this rescue could be blocked by treatment with 30uM of the CXCR4 specific inhibitor AMD3100 confirming that this effect was mediated through CXCR4 (p<0.005) (Figure 1). Phosphorylated BTK, ERK1/2 and AKT signaling increased following CXCL12 stimulation in all transduced cells, while ibrutinib inhibited their activation in control vector and CXCR4 wild-type, but not CXCR4 S338X mutant cells. CXCR4 triggered signaling by CXCL12 in these experiments was confirmed by pre-treatment with AMD3100.

Figure 1: p-value < 0.005 for CXCL12 rescue vs. PCI alone or PCI + AMD for both 0.5uM and 1uM doses in WM cells transduced with the WHIM-like CXCR4 mutation. Graph represents median values and ranges with experiments conducted in quadruplicate.

Conclusions

By Sanger sequencing, WHIM-like CXCR4 somatic mutations are observed in 1/3 of untreated WM patients. WHIM-like CXCR4 mutations are associated with resistance to ibrutinib mediated ERK1/2 and AKT signaling, as well as growth suppression in the presence of the CXCR4 ligand, CXCL12 in WM cells. These studies may have important implications for CXCR4 modulation in the treatment of WM, as well as potential use of CXCR4 mutations in predicting outcome for patients undergoing ibrutinib therapy.